Exhibit (a)(5)(i)

GENPACT TO REPURCHASE UP TO $300 MILLION OF COMMON SHARES

THROUGH MODIFIED DUTCH AUCTION TENDER OFFER

NEW YORK – March 5, 2014 – Genpact Limited (NYSE: G) today announced that it intends to purchase up to $300 million of its common shares through a modified “Dutch auction” tender offer that it expects to commence on March 6, 2014.

Under the terms of the tender offer, Genpact’s shareholders will have the opportunity to tender some or all of their shares at a price per share of not less than $16.50 per share and not greater than $18.00 per share. Based on the number of shares tendered and the prices specified by the tendering shareholders, Genpact will determine the lowest per share price within the range that will enable it to purchase $300 million in shares, or such lower amount depending on the number of shares that are properly tendered and not properly withdrawn. All shares accepted in the tender offer will be purchased at the same price, regardless of whether a shareholder tendered such shares at a lower price within the range. At the minimum price of $16.50 per share, Genpact would repurchase a maximum of 18,181,818 shares, or approximately 8% of Genpact’s outstanding common shares as of February 28, 2014.

The tender offer will expire at 12:00 midnight, New York City time, at the end of the day on April 2, 2014, unless extended or withdrawn. Tenders of shares must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to that time.

Genpact intends to finance the share repurchase from available cash and cash equivalents and borrowings under its existing credit facility.

Shareholders who have questions may call Morgan Stanley & Co. LLC, the dealer manager for the tender offer, at (855) 483-0952. The information agent for the tender offer is Georgeson Inc. and the depositary is Computershare Trust Company, N.A. The offer to purchase, the related letter of transmittal, and the other tender offer materials will be mailed to Genpact’s shareholders shortly after commencement of the tender offer. Shareholders, banks and brokers who have questions or would like additional copies of the tender offer documents may call the information agent at (877) 278-4774.

Genpact’s directors and executive officers have advised Genpact that they do not intend to tender any of their shares in the tender offer. In addition, affiliates of Bain Capital Investors, LLC (which currently own approximately 25% of Genpact’s outstanding shares) have advised Genpact that they do not intend to participate in the tender offer.

Neither Genpact nor any of its board of directors, executive officers, the dealer manager, the information agent or the depositary is making any recommendation to shareholders as to whether to tender or refrain from tendering their shares in the proposed tender offer or as to the price or prices at which shareholders may choose to tender their shares, and has not authorized any person to do so. Shareholders must decide how many shares they will tender, if any, and the price or prices within the stated range at which they will tender their shares. In doing so, shareholders should carefully evaluate all of the information in the offer to purchase, the related letter of transmittal, and the other tender offer materials, when available, before making any decision with respect to the tender offer, and should consult their own financial, legal and tax advisors and brokers.

GENPACT SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING THE SCHEDULE TO, OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS) DATED MARCH 6, 2014 THAT GENPACT WILL BE DISTRIBUTING TO ITS SHAREHOLDERS AND FILING WITH THE SEC, AND ANY OTHER DOCUMENTS GENPACT FILES WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION CONCERNING THE TERMS OF THE TENDER OFFER.

Holders of common shares will be able to obtain these documents as they become available free of charge at the “SEC Filings” tab at ir.Genpact.com, the SEC’s website at www.sec.gov, or at the SEC’s public reference room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. In addition, holders of common shares will also be able to request additional copies of the Schedule TO, the offer to purchase, related letter of transmittal and other filed tender offer documents free of charge by contacting Georgeson Inc., the information agent for the tender offer, by telephone at (877) 278-4774, or in writing to 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310.

About Genpact

Genpact Limited is a global leader in transforming and running Business Processes and Operations, including those that are complex and industry–specific. Our mission is to help clients become more competitive by making their enterprises more intelligent, meaning more adaptive, innovative, globally effective and connected to their own clients. Genpact stands for Generating Impact – visible in tighter cost management as well as better management of risk, regulations and growth for hundreds of long–term clients including more than 100 of the Fortune Global 500. Our approach is distinctive. We offer an unbiased, agile combination of smarter processes, analytics and technology which limits upfront investments and enhances future adaptability. We have global critical mass – 60,000+ employees in 24 countries with key management and corporate offices in New York City – while remaining flexible and collaborative, and a management team that drives client partnerships personally. Our history is unique. Behind our single–minded passion for process and operational excellence is the Lean and Six Sigma heritage of a former General Electric division that has served GE businesses for more than 15 years.

Tender Offer Statement

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any shares of Genpact’s common shares. The tender offer is being made only pursuant to the Offer to Purchase, the Letter of Transmittal and related materials dated March 6, 2014 that Genpact will be distributing to its shareholders and filing with the SEC. Shareholders should read carefully the Offer to Purchase, the Letter of Transmittal and related materials because they contain important information, including the various terms and conditions of the tender offer. Shareholders are urged to carefully read these materials prior to making any decision with respect to the tender offer. Shareholders may obtain free copies of the Offer to Purchase, the Letter of Transmittal and other related materials when filed with the SEC at the SEC’s website at www.sec.gov or at the “SEC Filings” tab at ir.Genpact.com. In addition, shareholders may also obtain copies of these documents, when available, free of charge, by contacting Georgeson Inc., the Information Agent for the tender offer, by telephone at (877) 278-4774, or in writing to 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements”. The words “will,” “expect,” “intend,” and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The forward-looking statements in this release include statements regarding the timing of commencement, expiration and closing of the tender offer, the amount, and the pricing of the tender offer and other terms and conditions of the tender offer. Forward-looking statements are not guarantees of future actions or events, which may vary materially from those expressed or implied in such statements. Differences may result from actions taken by Genpact or its management, as well as from risks and uncertainties beyond Genpact’s control, including relating to third parties such as shareholders. Such actions, risks, and uncertainties include, but are not limited to, shareholders’ willingness to tender Genpact’s common shares, fluctuations in Genpact’s share price and trading volume, other uncertainties relating to the tender offer (including those described in the tender offer materials), Genpact’s financial results and condition, changes in financial markets and regulatory and economic conditions, and changes in Genpact’s strategic and financial objectives, as well as other business- and corporate-related events. The foregoing list of actions, risks and uncertainties is illustrative but by no means exhaustive. For more information on factors that may affect Genpact, please review “Risk Factors” and other disclosures described in Genpact’s most recent Annual Report on Form

10-K, as well as other public filings with the SEC. These forward-looking statements reflect Genpact’s expectations as of the date of this release. Genpact undertakes no obligation to update the information provided herein.

Contacts

Media

Gail Marold

+1 (919) 345-3899

gail.marold@genpact.com